Exhibit 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
March 13, 2025

Revised, Strictly Private & Confidential

Jose Zlatar
[***]

Dear Jose,
This employment agreement (the “Agreement”) will confirm our offer to you to join IMAX Corporation (the “Company” or “IMAX”) in the position of SVP, Finance starting on February 27, 2025 (such date, or the date that you actually commence employment at the Company, the “Effective Date”) and continuing indefinitely until your employment is terminated in accordance with the “Termination” section below. The terms and conditions of your employment will be as follows:
Position:    SVP, Finance Employment Type: Regular, Full-Time
Reporting to:    Natasha Fernandes – Chief Financial Officer

Location:    Sheridan Park
2525 Speakman Dr. Mississauga, ON L5K 1B1 Canada
Domestic and international travel may be required.

Effective Date:    02/27/2025
Salary:    $275,000.00 CAD per annum, less applicable deductions and withholdings (“Base Salary”). You will be paid pursuant to IMAX’s normal payroll practices.

In this Agreement, “Actively Employed” means the period following the Effective Date during which you perform work for the Company, until your employment is terminated for any reason or you resign. “Actively Employed” shall be deemed to include (i) any period of vacation, disability, or other leave permitted by legislation, and (ii) the minimum termination notice period required to be provided to you in accordance with the Employment Standards Act, 2000 (as may be amended from time to time) (the “ESA”), if any. For certainty, “Actively Employed” shall be deemed to exclude any other period that follows or ought to have followed the later of (i) the end of the minimum termination notice period as is required to by provided to you in accordance with the ESA (if any), or (ii) your last day of performing work for the Company (including any period of vacation, disability, or other leave permitted by legislation) whether that period arises from a contractual or common law right.
One-Time Equity Grant: Subject to the approval of the Board of Directors (the “Board”), you will be eligible to receive a one-time equity award in the form of restricted share units of IMAX common shares (“RSUs”) pursuant to the IMAX Corporation Second

Exhibit 10.1

Amended and Restated Long-Term Incentive Plan, as may be amended by the Company in its sole discretion from time to time (the “LTIP”), with a grant date fair market value of $100,000.00 USD (the “Signing Grant”). The Signing Grant will be granted on a date designated by the Company following the Effective Date.

The Signing Grant, if approved, will be calculated in accordance with and will be governed by the terms and conditions contained in the LTIP and the applicable grant agreement(s), and will vest according to the following schedule:
On the first anniversary of the grant date: 33.33%;
On the second anniversary of the grant date: 33.33%; and On the third anniversary of the grant date: 33.34%.
The Signing Grant is subject to the same terms and conditions as those included in the “Equity” Section below.
Bonus:    You will be eligible to receive an annual bonus with a target of 30% of your eligible earnings (the “STI Bonus”), in accordance with the IMAX Short-Term Incentive Plan (bonus).
Calculation of the STI Bonus is based on Company performance and individual performance. Current year eligibility requires that you start employment prior to October 1st, and any STI Bonus for the current year will be prorated based on the Effective Date.

The STI Bonus, if any, will be payable following the completion of the year to which it relates. You acknowledge and agree that: (i) terms of the STI Bonus may change each year at the discretion of the Company; (ii) you have no expectation that in any particular year there will be an STI Bonus; (iii) the amount of the STI Bonus, if any, that you may be awarded may change from year to year; (iv) the STI Bonus, if any, will be calculated on a pro-rata basis for any period of the fiscal year in which you are on a leave of absence (excluding any period of vacation taken in accordance with this Agreement); and (iv) subject to the requirements of the ESA, you must be Actively Employed on the date any STI Bonus is paid in order to be eligible to receive such bonus payment. Your entitlement to the STI Bonus on termination of employment is governed by the “Termination” section of this Agreement.

Equity:    Subject to the approval of the Board, you will be eligible to receive an award of RSUs and an award of performance stock units (“PSUs”) under the LTIP, with a grant target of a grant date fair market value equal to $150,000.00 USD. Grants are made on a discretionary basis annually. The mix of equity vehicles, grant timing, and vesting schedules for any annual grant will be consistent with that provided to similarly-situated employees at the Company and in accordance with the Company’s standard processes at the time of the grant.
The award of any grant, if approved, will be governed by, and will vest in accordance with, the terms and conditions contained in the LTIP and the applicable grant agreement(s). A copy of the LTIP and the standard form of the grant agreement have been provided to you and you agree that the consequences of termination of employment on any equity awards you receive have been brought to your attention.

Exhibit 10.1
You understand and agree that (i) the terms of the LTIP and the applicable grant agreement(s) govern any and all rights and obligations that you may have as a result of receiving a grant of awards, (ii) your receipt of any grant shall not constitute a guarantee of continued employment for any particular period of time,
(iii) you have no expectation that a grant will occur at any particular time in a fiscal year, and (iv) you shall have no entitlement to any grant until the award is actually granted to you as evidenced by a grant agreement.

Car Allowance:    The Company shall pay to you an automobile allowance of $10,200.00 CAD annually, subject to applicable deductions and withholdings. Additionally, you may expense and be reimbursed for vehicle gas, maintenance, and insurance costs up to an annual maximum of $4,800.00 CAD, subject to applicable deductions and withholdings (collectively, the “Vehicle Allowance”). You will be responsible for the taxes associated with the Vehicle Allowance, if any.
Benefits:    You will be eligible to participate in the Company’s benefits plan, which may be subject to benefit premiums to be paid by you, as of the Effective Date, in accordance with the terms of the applicable program documents, as may be amended from time to time, and you shall have no independent right as against the Company in connection with said benefits.
The benefit program includes a contribution to the Canadian Defined Contribution Registered Pension (“DCRPP”), which equals 5% of your Base Salary, up to the annual maximum contribution in compliance with the Income Tax Act (Canada). In addition, you are eligible to participate in the voluntary Registered Retirement Pension Plan (“RRSP”). You are responsible for ensuring that contributions to your RRSP do not exceed the RRSP contribution limits under the Income Tax Act (Canada). Subject to the ESA, you must be Actively Employed on the date a DCRPP contribution is made in order to receive the payment.

To the fullest extent permitted by law, the Company reserves the right to change, amend, delete, or alter the DCRPP, the RRSP and/or Group Flexible Plan plans or programs from time to time at its sole discretion, without notice or compensation to you in lieu of notice.

You are not entitled to any payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement or as otherwise agreed to in writing by the Company and you.
Vacation:    You will be entitled to accrue vacation with pay in each calendar year of 20 days. Your vacation days will accrue on a weekly basis in accordance with the IMAX Vacation Policy.

You are not permitted to carry over unused vacation entitlements, except as required by the ESA. No payment shall be made for unused vacation entitlements, except on termination of your employment in accordance with the ESA.
Additionally, you will be entitled to be paid for all public holidays in accordance with the provisions of the ESA.

Exhibit 10.1
Relocation Assistance: To assist you with your relocation, the Company will provide Relocation Assistance not to exceed a total of $36,000.00 CAD (collectively, the “Relocation Assistance”). The Company will reimburse you up to $6000 a month for relocation assistance for temporary housing up to 4 months. If more than 4 months is required for relocation assistance for temporary housing, IMAX will consider an additional 2 months of relocation assistance for temporary housing at $6000 a month and will confirm if payment will be processed via expense reimbursement or lump sum bonus (grossed up to cover taxes) in May/June 2025. If your employment is terminated for any reason pursuant to the “Termination” section below (either by you or the Company) other than by the Company without Cause within 18 months following the Effective Date, you shall be required to repay the Company the entire Relocation Assistance provided by the Company within 30 days of the termination date. You agree that, subject to applicable laws, the Company may deduct any such repayment amounts in respect of the Relocation Assistance from any payments owing to you. If you sell your current residence at [***], the Relocation Assistance will cease immediately.
Termination:    By You: You may resign from your employment by providing the Company with 30 days’ prior written notice. Following receipt of your notice, the Company may excuse you from the further performance of your duties and may restrict you from attending the Company's premises and/or accessing its systems or information. If you resign, the Company’s only obligation will be to pay you accrued wages and vacation pay, if any, earned by you up to your date of termination but not yet paid, and continue your benefits until your date of termination (the “Basic Entitlements”).

By the Company without Notice, for Cause: The Company may terminate your employment in writing at any time without prior notice to you and without pay in lieu thereof for your wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been expressly condoned by the Company (“Cause”) by providing you with only your Basic Entitlements.
By the Company without Cause: In the absence of Cause, the Company may terminate your employment in writing at any time and shall provide you with notice, or pay in lieu of notice, in accordance with applicable law.

STI Bonus: No STI Bonus, pro-rated or otherwise, will be payable to you in respect of the year in which your employment terminates, for any reason, or, if applicable, in the period of notice of termination that follows, except as may be required by the ESA, and you waive the right to receive damages or payment in lieu of any forfeited STI Bonus payment. The foregoing shall apply regardless of any plan or program terms providing otherwise.

LTIP / Signing Grant: Any entitlement upon termination of employment in respect of a Signing Grant or equity grant (as referenced herein) will be governed by the terms of the LTIP or grant agreement, as applicable.

Vehicle Allowance: the Company shall continue to provide the Vehicle Allowance to you until the end of the minimum notice of termination period, if any, required to be provided by the ESA.

Exhibit 10.1

Acknowledgment: You agree that except as set out in this “Termination” section, no further notice of termination, pay in lieu thereof, severance pay or any other amounts will be payable to you in respect of the termination of your employment for any reason, including in the event of a constructive dismissal (in which case the “Termination without Cause” entitlements shall apply). You also agree that regardless of the length of your employment with the Company, any change in your position or other terms of employment, this provision will continue to apply to you.
Background Check:    This offer is subject to the satisfactory completion of a background check. This may include verification of previous employment, as permitted by the ESA.
IMAX Documents: The IMAX Employee Confidentiality, Non-Competition, and Intellectual Property Agreement you previously signed will remain in effect for the duration of your employment.
In addition, you are required to review and acknowledge by way of signature the IMAX Code of Business Conduct and Ethics and the IMAX Anti-Bribery and Anti-Corruption policy prior to the Effective Date. Upon joining, you will be required to abide by existing IMAX policies that pertain to your employment and other such policies that are introduced during your employment.
Continuing Obligations: By signing this letter, you confirm that you are under no contractual or other legal obligations that would prohibit you from performing your duties with IMAX. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to IMAX without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with IMAX.
Suspension with Pay: You acknowledge that, during the course of your employment, the Company may exercise its discretion to suspend you with pay in furtherance of any internal investigation relating to your conduct, and that such suspension shall not constitute constructive dismissal or a breach of this Agreement.

Accessibility:    The Company is committed to complying with the Accessibility for Ontarians with Disabilities Act, 2005, and has policies in place to accommodate its employees with disabilities. Should you require accommodation or have a question regarding any of these policies, please contact the IMAX Human Resources Department.
General:    This Agreement will ensure to the benefit of and be binding upon the parties and their respective heirs, executors and administrators or successors and permitted assigns, as the case may be.
Except as permitted by the terms of any plan, no supplement, modification, amendment or waiver of this Agreement will be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar) nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

Exhibit 10.1
This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein. The courts of the Province of Ontario shall have exclusive jurisdiction to deal with all disputes arising from or relating to this Agreement.

If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question will not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof will be severed from this Agreement.

In the event that the minimum standards set out in the ESA are more favourable to you than a term or provision provided for in this Agreement, including, without limitation, the terms set out in the “Termination” section above, then the provisions of the ESA will apply in respect of that term or provision.
By signing this Agreement, you represent and warrant that you are, or by your Effective Date will be, lawfully entitled to work in Canada.
You acknowledge that you have been afforded an opportunity to obtain independent legal advice with respect to this Agreement and its terms, and are executing it freely, voluntarily and without duress.

Please indicate your formal acceptance by signing this Agreement. This letter, together with the IMAX Employee Confidentiality, Non-Competition, and Intellectual Property Agreement, contains the entire agreement between you and the Company and cancels and supersedes any and all prior understandings, negotiations, written and/or oral agreements. Please note that it is the Company’s policy that an employee may not commence work prior to signing this Agreement.
We look forward to welcoming you to our IMAX team. Sincerely,
/s/ Michele Golden
Michele Golden, Global Chief People Officer

I accept the above offer of employment as written.

/s/ Jose Zlatar
Jose Zlatar

March 14, 2025
Date